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                                                                    EXHIBIT 99.4
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Baldwin Piano & Organ Company
422 Wards Corner Road
Loveland, Ohio 45140-8390

(513) 576-4500


                      BALDWIN PIANO & ORGAN COMPANY NAMES
                            CHIEF FINANCIAL OFFICER

LOVELAND, OHIO, DECEMBER 5, 1996 - Baldwin Piano & Organ Company (NASDAQ:BPAO) announced that Perry Schwartz, age 57, has joined the Company as Executive Vice President and Chief Financial Officer.

Previously, Mr. Schwartz was Senior Vice President - Chief Financial Officer and a member of the Board of Directors of Heekin Can, Inc., a manufacturer of metal food and aerosol containers; then Executive Vice President - Chief Financial Officer of Brockway Standard Holdings Corp., a metal general line container manufacturer; and, most recently, Vice President - Chief Financial Officer of Richwood Pharmaceutical, a manufacturer and distributor of ethical drugs.

"I am delighted that Perry Schwartz is joining the Baldwin team," stated Karen
L. Hendricks, President and Chief Executive Officer of Baldwin. "His extensive background in finance and accounting will help as we focus our energies on improving the profit performance of our core businesses .... music, finance and contract electronics. Perry will be a key player on our management team which is dedicated to building shareholder value."

Baldwin Piano & Organ Company has manufactured and marketed keyboard musical products for more than 130 years and has been providing consumer financing for its instruments for nearly a century. The market leader of acoustic pianos in the United States, Baldwin also manufactures electronic and electro-mechanical components for Original Equipment Manufacturers.

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CONTACT: Karen L. Hendricks (513) 576-4693